Exhibit 10.15

PLANET LABS PBC
OUTSIDE DIRECTOR COMPENSATION POLICY

As amended and restated effective as of July 11, 2024

Planet Labs PBC (the “Company”) believes that providing cash and equity compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company or any of its parents or subsidiaries (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each Outside Director eligible to receive compensation under this Policy, unless such Outside Director declines the receipt of such cash or equity compensation by written notice to the Company.

Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Incentive Award Plan (the “2021 Plan”) or any other applicable equity incentive plan then-maintained by the Company (the 2021 Plan or any other such plan, in each case, as may be amended from time to time, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

The Policy initially was adopted on December 7, 2021, pursuant to approval of the Board, and the compensation under the Policy commenced with the Company’s fiscal year 2023. The Policy subsequently was amended and restated effective as of the date of the 2024 annual meeting of the Company’s stockholders (the “Annual Meeting,” and such date, the “Effective Date”). This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. No Outside Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Policy.
1.CASH COMPENSATION

Annual Cash Retainer
Effective as of the Effective Date, each Outside Director will be paid an annual cash retainer (the “Annual Cash Retainer”) of $75,000. There are no per-meeting attendance fees for attending Board meetings.

Exhibit 10.15

Committee Annual Cash Retainers
Effective as of the Effective Date, each Outside Director who serves as the Lead Independent Director or as the Chairperson of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee of the Board will be paid additional annual cash retainers (each, a “Committee Annual Cash Retainer”) as follows:

Lead Independent Director:    $25,000
Chairperson of Audit Committee:    $20,000
Chairperson of Compensation Committee:     $12,000 Chairperson of Nominating and Governance Committee:    $8,000

Payment of Retainers

The Annual Cash Retainers and Committee Annual Cash Retainers described in this Section 1 will be paid quarterly in arrears (but not later than the fifteenth (15th) day following the end of the applicable fiscal quarter) and pro-rated for any partial quarter of service as an Outside Director.

2.EQUITY COMPENSATION

Outside Directors will be granted the equity awards (“Awards”) described below. Such Awards shall be granted under and subject to the applicable terms of the Plan and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. The number of shares of the Company’s common stock (“Shares”) subject to any Award granted to an Outside Director under this Policy will be determined by dividing the dollar value of the Award (the “Grant Value”) over the trailing average closing price of the Company’s common stock on the NYSE over the 30 trading days prior to the grant date and rounding to the nearest whole Share. All grants of Awards to Outside Directors pursuant to this Section 2 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

No Discretion. Except as otherwise provided herein, no person (other than the Board) will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

Initial Award. Each individual who first becomes an Outside Director on or following the Effective Date will automatically be granted an Award of restricted stock units (an “Initial Award”) with a Grant Value equal to (x) $175,000 multiplied by (y) the fraction obtained by dividing (A) the number of days during the period beginning on the date the individual first becomes an Outside Director and ending on the one-year anniversary of the date of the most recent Annual Meeting to occur prior to the grant date by (B) 365; provided, however, that the Grant Value of an Initial Award granted to an individual who first becomes an Outside Director on the date of an Annual Meeting will be $175,000; and provided, further, that an individual who first becomes an Outside Director on the date of an Annual Meeting who receives an Initial Award will not be eligible additionally to receive an Annual Award on the date of such Annual Meeting.

Exhibit 10.15

The Initial Award will be granted on the first trading date on or after the date on which such individual first becomes an Outside Director (or, if later, the first date on which the Company filesa Registration on Form S-8 covering the Shares issuable pursuant to the Initial Award), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee of the Company or a parent or subsidiary thereof, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Subject to Section 4 of this Policy, each Initial Award will vest on the earlier of (i) the one-year anniversary of the date the Initial Award is granted or (ii) the date of the Annual Meeting next following the date the Initial Award is granted, in each case, subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.

Annual Award. On the date of each Annual Meeting to occur on or following the Effective Date, each Outside Director will be automatically granted an Award of restricted stock units (an “Annual Award”) with a Grant Value equal to $175,000.
Subject to Section 4 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.

3.COMPENSATION ELECTION

An Outside Director shall have the option to elect, on or prior to December 31st of the calendar year immediately prior to the calendar year in which the next Annual Meeting occurs, to receive up to the entire amount of his or her Annual Cash Retainer for the period commencing on the date of such next Annual Meeting (the amount subject to any such election, the “Election Amount”) in the form of Awards of restricted stock units (each, an “Election Award”) having an aggregate Grant Value equal to the dollar value of the Election Amount. Such Election Awards will be granted at the same time as the Annual Award and, subject to Section 4 of this Policy, will vest in four equal installments on each of September 15, December 15, March 15, and June 15 following the grant date. Any such elections shall be made in accordance with election procedures established by the Board, as in effect from time to time.

4.CHANGE IN CONTROL
In the event of a Change in Control (as defined in the 2021 Plan) (or any similar or like term as defined in the then-applicable Plan), each Outside Director will fully vest in his or her outstanding Awards, including any Initial Award, Annual Award or Election Award, provided that the Outside Director continues to be an Outside Director until at least immediately prior to such Change in Control.

5.TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

Exhibit 10.15

6.ADDITIONAL PROVISIONS

All applicable provisions of the Plan will apply to Awards granted to Outside Directors as if fully set forth herein, and all grants of Awards hereby are subject in all respects to the terms of the Plan.